Exhibit 2.04

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on January 22, 2021, by and among Tilting Motor Works, Inc., a Washington corporation (“Seller”), and Arcimoto, Inc., an Oregon corporation (“Buyer”) and for purposes of Section 11(I), Robert S. Mighell in his individual capacity.

WHEREAS, Seller is engaged in the business of developing, testing, manufacturing, assembling and installing motorcycle front one-to-two wheel adaptor kits at its facility in Washington and marketing and selling, throughout the United States of America, those products (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of the Business on the terms and conditions set forth herein (the “Asset Purchase”); and

WHEREAS, as a material inducement for Buyer to enter into this Agreement and complete the transaction contemplated hereby, Seller’s Chief Executive Officer is entering into both an “Employment Agreement” and a “Confidentiality, Assignment of Inventions and Nonsolicitation Agreement” with Buyer as of the date hereof, to be effective as of the Closing (as defined below).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

1. Purchase and Sale. On the Closing Date (as hereinafter defined), Seller shall sell, deliver, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of the assets of Seller, of every kind, nature and description and wherever situated, tangible and intangible, which are owned by Seller and used in the Business on the Closing Date, except those listed on Exhibit 1.1 attached hereto. Such assets to be purchased and sold hereunder shall include, but shall not be limited to, all of Seller’s right, title and interest in and to, all inventories; machinery and equipment; Intellectual Property (as defined below); general intangibles; furniture and fixtures; office supplies and equipment; leasehold improvements; prepaid expenses; contract and lease rights; open purchase orders from customers; claims benefitting Seller with respect to the Business, except such claims relating to or arising out of Excluded Assets; know-how; tradenames and trademarks; logos; operating data and records (including customer and supplier lists, credit information, and correspondence); internet domain names; accounting records and reports; and all of Seller’s rights to the name “Tilting Motor Works” and all derivations thereof (which assets are sometimes hereinafter referred to collectively as the “Purchased Assets”). The Purchased Assets shall include, without limitation, the assets listed on Exhibit 1.2 attached hereto.

2. Assumption of Liabilities. As partial consideration for Seller’s sale of the Purchased Assets hereunder, on the Closing Date, Buyer shall assume, pay, perform and discharge (as and when they become due) the liabilities of Seller set forth on Exhibit 2 (hereinafter collectively referred to as the “Assumed Liabilities”). Notwithstanding anything in this Agreement to the contrary, Buyer does not assume and will not become responsible for any liability of Seller, except the Assumed Liabilities. Without limiting the generality of the foregoing, the following are included among the liabilities of Seller for which Buyer does not expressly or impliedly assume or become responsible (the “Excluded Liabilities”):

A. Product Liability. All liabilities to third parties for injury to or death of persons or damage to or destruction of real or personal property and product liability with respect to products or services designed, manufactured, acquired for resale, sold or leased by Seller prior to the Closing, without regard to (i) the basis or theory of the claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise); (ii) the nature of the damages sought (property, damage, economic loss, personal injury, wrongful death or other); or (iii) whether the claim is asserted before or after the Closing, except in respect of any such products or services that are designed, manufactured, assembled, distributed for resale, shipped, sold or installed by Buyer on or after the Closing;

B. Warranty or Shortage. All liabilities of Seller to customers or third parties with respect to shortages or defects in goods or services delivered to customers or in transit to customers prior to the Closing, including, but not limited to, liabilities for warranty claims (such claims, “Pre-Closing Warranty Claims”);

C. Services. All liabilities to customers or third parties with respect to services performed by Seller prior to the Closing;

D. Environmental. All liabilities arising out of or attributable to Seller’s or its predecessors’ release, generation, treatment, transport, recycling or storage of any hazardous substance or arising out of or attributable to Seller’s or its predecessors’ arrangements for any of the foregoing, in each case for any event that occurred prior to the Closing;

E. Claims. All liabilities of Seller with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings in respect of the operation of the Business for any period prior to the Closing;

F. Employees. Any liability with respect to any present or former employees, agents or independent contractors of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, severance, termination or other payments, in each case to the extent incurred prior to the Closing;

G. Breaches. Any liability the existence of which is a breach of any representation, warranty or covenant of Seller in this Agreement; and

H. Taxes. All (i) ad valorem taxes, personal property taxes and similar obligations attributable to the Purchased Assets applicable to any taxable period that begins on or before the Closing Date; (ii) federal, state or local transfer, sales, use, stamp, registration or other similar taxes payable in connection with the sale of the Purchased Assets in an amount equal to 50% of all such taxes (the “Excluded Transfer Taxes”); or (iii) federal, state or local income, alternative minimum, franchise, withholding, social security (or similar), unemployment, disability, payroll, or employment taxes or charges, including any interest, penalty, or addition thereto, whether disputed or not.

To preserve for Buyer the opportunity to maintain good relations with Seller’s creditors and preclude the assertion of claims for nonpayment against Buyer, Seller agrees to pay or to otherwise satisfy and discharge prior to, or promptly (and in any event within thirty (30) days) following the Closing or otherwise in accordance with their terms, all liabilities that are outstanding and due and payable as of the Closing owed to Seller’s creditors, except the Assumed Liabilities and any liabilities arising from loans received by Seller through the Paycheck Protection Program, as established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020. Seller shall apply for forgiveness of the PPP loan and, should PPP forgiveness be pending but unavailable at Closing, then Seller shall escrow sufficient funds with the PPP lender to fully cover repayment. For avoidance of doubt, the debts listed in Exhibit 2(H) shall be paid in full directly from Seller’s Closing proceeds.

3. Consents and Authorizations. To the extent that the assignment of any contract, lease, license, permit, approval, qualification or the like to be assigned to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Each party, at its own expense and as soon as reasonably possible after the Closing, shall use its respective commercially reasonable efforts to obtain any and all consents necessary to such assignments, provided that neither Seller nor Buyer will be obligated to pay any consideration (except for de minimis filing fees or other administrative charges) to any third party from whom such consent is sought. If any such consent is not obtained, (a) Seller shall cooperate with Buyer in any reasonable arrangement requested by Buyer that is designed to provide Buyer with the benefit, monetary or otherwise, of any such contract, lease, license, permit, approval, qualification or the like, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party and (b) Buyer shall pay, perform and discharge (as and when due) all the liabilities of Seller thereunder from and after the Closing.

4. Purchase Price.

A. Asset Purchase Price. The purchase price for the Purchased Assets shall (i) be the sum of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) (the “Cash Purchase Price”) and (ii) subject to the following sentence, Six Hundred Four Thousand Six Hundred Eighty-Seven (604,687) shares of Buyer’s Common Stock (the “Base Shares”). Notwithstanding the foregoing, in the event that the product of the Buyer Common Stock Price Per Share multiplied by the Base Shares would result in stock consideration with a value (A) in excess of $8,500,000, the number of shares to be issued will be reduced until the stock consideration has a value of $8,500,000 or (B) below $7,500,000, the number of shares to be issued will be increased until the stock consideration has a value of $7,500,000 (the actual number of shares to be issued, the “Stock Purchase Price” and together with the Cash Purchase Price, the “Asset Purchase Price”). For purposes of this Agreement, “Buyer Common Stock Price Per Share” means the lower of the arithmetic average of the share price of Buyer’s Common Stock (rounded to the nearest full cent) sold on the Nasdaq Stock Market at the close of trading for each of the three (3) days immediately preceding the signing of this Agreement or Closing.. If the Stock Purchase Price received by Seller (prior to any adjustment pursuant to this sentence) does not exceed the minimum amount necessary to cause the Asset Purchase and subsequent liquidation of Seller to constitute a reorganization under Section 368(a) of the Code as reasonably determined by the Seller’s tax advisors (the “Stock Threshold”), then the amount of cash consideration shall be decreased, and the amount of Buyer Common Stock shall be correspondingly increased, on a dollar-for-dollar basis to the extent necessary for the value of the aggregate Buyer Common Stock consideration (as adjusted under this definition) to satisfy the Stock Threshold. For the avoidance of doubt, such adjustment shall not result in an increase to the Asset Purchase Price (as determined without taking into account any adjustments pursuant to this definition).

B. Manner of Payment of Purchase Price. At Closing, Buyer shall 1) issue the Stock Purchase Price and 2) pay One Million Seven Hundred Fifty Thousand and 0/100 Dollars ($1,750,000.00) by delivering to Seller cash via wire transfer of immediately available funds to an account specified in writing and instructions provided to Buyer at least one (1) business day prior to the Closing.

C. Market Standoff. Unless the Board of Directors of Buyer otherwise consents or as otherwise contemplated by this Agreement, Seller shall not sell or otherwise transfer any portion of the Common Stock comprising the Stock Purchase Price (such stock, “Buyer Common Stock”) during the 180-day period following the effective date of Closing.

5. Closing. The closing (the “Closing”) of the transaction contemplated by this Agreement shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 12 (other than those conditions that are to be satisfied at Closing), or on such earlier or later date as Seller and Buyer may agree. The date of Closing, as determined in accordance with the foregoing, is referred to herein as the “Closing Date.” The Closing shall take place via simultaneous release of documents via electronic email or other electronic transmission on the Closing Date or at such other place or method as Seller and Buyer may agree.

6. Deliveries at Closing.

A. Deliveries by Buyer. At Closing, Buyer shall deliver to Seller:

(i) The Cash Purchase Price (either directly to Seller or at Seller’s direction to satisfy Seller’s creditors);

(ii) the Stock Purchase Price at Closing in accordance with Section 4(B) hereof;

(iii) counterpart signatures, if any, to any assignment instrument contemplated by Section 6(B)(i) below and the Lease Assignment (as defined below); and

(iv) a certificate from Buyer, dated as of the Closing Date, certifying that: (a) all of the representations and warranties of Buyer made hereunder are true and correct in all material respects as of the Closing Date; and (b) Buyer has fully performed and complied with all of its obligations and covenants hereunder in all material respects.

B. Deliveries by Seller. At Closing on the Closing Date, Seller shall deliver the following to Buyer:

(i) a bill of sale and/or assignment instrument, in a form reasonably satisfactory to counsel for Buyer and Seller, duly executed by Seller, transferring title to the Purchased Assets from Seller to Buyer;

(ii) copies of (1) the Seller’s bylaws and (2) the resolutions adopted by Seller’s Board of Directors and shareholders approving Seller’s execution of this Agreement and the consummation by Seller of the transaction contemplated hereunder;

(iii) a certificate from Seller, dated as of the Closing Date, certifying that: (a) all of the representations and warranties of Seller made hereunder are true and correct in all material respects as of the Closing Date; and (b) Seller has fully performed and complied with all of its obligations and covenants hereunder in all material respects;

(iv) a Certificate of Existence and a tax status letter (including sales tax) as of a date no earlier than fourteen (14) days prior to the Closing Date;

(v) an Assignment and Assumption of Lease to Buyer as Tenant for the physical facility located at 1824 Bickford Ave., Spaces C and D, Snohomish WA (the “Leased Real Property”), executed by Landlord and Seller, in form reasonably satisfactory to Buyer (the “Lease Assignment”); and

(vi) an estoppel certificate in essentially the same form as found in Exhibit 6(B)(vi).

7. Representations and Warranties of Seller. Subject to the qualifications, limitations and disclosures set forth in the disclosure schedules prepared and provided by Seller to Buyer on the date hereof (the “Disclosure Schedules”) (it being agreed that the disclosure of any matter in any section in the Disclosure Schedules shall be deemed to have been disclosed in any other section in the Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face and notwithstanding any lack of schedule reference hereunder), Seller represents and warrants to Buyer that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct as of the Closing Date:

A. Organization. Seller is a corporation duly incorporated and validly existing under the laws of the State of Washington and has the power and authority to carry on the Business as now conducted and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of such jurisdiction.

B. Authority; No Conflict.

(i) Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder as approved by its Board of Directors. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary actions, including approval by the requisite shareholders of Seller. This Agreement, upon execution by Seller, is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by (1) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (whether enforcement is sought at law or in equity) (subclauses (1) and (2), the “Enforceability Limitations”).

(ii) The execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction contemplated hereunder do not violate the terms or conditions of (1) Seller’s Articles of Incorporation or bylaws, (2) any judicial or administrative order or process, any law applicable to Seller or by which any property or asset of Seller is bound or affected, or (3) any agreement or instrument to which Seller is a party or by which it is bound, except in the case of clauses (2) and (3), any such violation that would not, individually or in the aggregate, be material to Seller, taken as a whole.

C. Financial Statements. The financial statements of Seller as of December 31, 2018, December 31, 2019, and December 31, 2020 (heretofore delivered by Seller to Buyer) have been prepared based on information derived from the books and records of Seller and present fairly in all material respects the financial condition, results of operations and changes in financial position of Seller at the dates and for the periods indicated, do not contain any untrue statements or omit to state any material fact necessary to make the statement contained in this Paragraph or therein not misleading, and have been prepared in conformity with Generally Accepted Accounting Principles (GAAP), consistently applied. All items of inventory included in the Purchased Assets will be valued on the final financial statement in accordance with GAAP.

D. Title to Assets; Completeness of Transfer. Seller has good, marketable and valid title to the Purchased Assets, free and clear of any mortgage, security interest, lease, pledge, hypothecation, lien or other encumbrance (each, a “Lien”), other than Permitted Liens (as defined below). The Purchased Assets constitute all the material properties of any nature with which Seller has conducted the Business during the twelve (12) month period prior to the Closing Date, subject to sale of inventory and additions and deletions of other assets in the ordinary course of business. For purposes of this Agreement, “Permitted Lien” means (i) Liens arising under laws affecting the use of real property, including zoning laws, building laws and similar restrictions that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon; (ii) Liens for taxes, assessments or governmental or other similar charges or levies that are not yet due and payable or that, although due and payable, are being contested in good faith; (iii) mechanics’, workmen’s, materialmen’s, landlords,’ carriers’ or other similar Liens arising in the ordinary course of business securing amounts that are not past due; (iv) minor imperfections of title, if any, none of which are substantial in amount or materially detract from the value or impair the use of the property subject thereto or the operation of the Business and (v) Liens created by Buyer upon or after the Closing.

E. Contracts. The contracts which Buyer is purchasing hereunder (the “Assumed Contracts”) are set forth on Schedule 7(E). The Assumed Contracts are legally valid and binding upon Seller and, assuming due authorization and execution by the counterparties thereto, in full force and effect, and neither Seller nor, to the Seller’s knowledge, any other party thereto is in material default thereof as of the date hereof. Except as set forth on Schedule 7(E), the transactions contemplated hereby will not give rise to any material breach of, or right of acceleration or termination under, any Assumed Contract.

F. Compliance with Laws; Litigation. Seller’s operation of the Business has been in conformity in all material respects with all applicable federal, state and local laws, ordinances and regulations, and Seller has received no written notice of alleged noncompliance in the past three (3) years. There is no claim or litigation pending or, to the best of Seller’s knowledge, threatened in writing (whether or not covered by insurance), nor any order, injunction, or decree outstanding nor to the best of Seller’s knowledge, any proceeding, or governmental investigation existing or pending, against Seller, the Purchased Assets or the Business, in each case as of the date hereof.

G. Licenses and Rights. Seller possesses all franchises, licenses, easements, permits and other authorizations (collectively, “Authorizations”) from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating, and Seller has not received any written notice that any governmental or regulatory authority is considering or intends to cancel, terminate, modify or not renew such Authorizations.

H. Environmental. To the best of Seller’s knowledge, Seller has not received any notice from any governmental agency or private or public entity advising it that it is responsible, or potentially responsible, for response costs with respect to a release, a threatened release or a clean up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including hazardous substances, pollutants or contaminants, of Seller (collectively “Environmental Matters”). There is no suit, action or other proceeding in respect of Environmental Matters pending, or, to the knowledge of Seller, threatened, against Seller or affecting the Business or the Purchased Assets. Further, to the knowledge of Seller, there are no underground storage tanks, oil and gas wells, or other underground facilities on any premises used by Seller to operate the Business.

I. Absence of Changes. Since September 30, 2020 through the date hereof, there has not been any material adverse change in the financial condition of, or material damage, destruction or loss affecting, the Business or the Purchased Assets. Since September 30, 2020, Seller has not: or other securities;

(i) made any sale, issuance or other disposition of any of its stock, notes

(ii) entered into any of the following transactions, other than in the ordinary course of business and consistent with past practices: (a) borrowing of any money; (b) purchase, lease (as lessor or lessee), sale or encumbering (other than Permitted Liens) of asset or property of Seller with a value of at least $25,000; (c) cancellation, termination, amendment or waiver of any of the Assumed Contracts or any rights or claims arising thereunder; or (d) increased the rate of compensation and/or fringe benefits payable to or for the benefit of any officer, employee, agent or independent contractor of Seller;

(iii) written up the book value of any of its assets; or

(iv) become aware of any potential material loss of customers or suppliers of the Business.

J. Taxes; Contributions. All federal, state, local and foreign tax returns required to be filed by Seller have been filed, all of which returns are correct and complete in all material respects and all taxes due and payable on or before the date hereof by Seller have been paid. There are no claims pending against Seller for past-due taxes, and, to the Seller’s knowledge, there are no threatened claims against Seller for past-due taxes (including, but not limited to, any claims based upon any theory of transferee liability), and there are not now any matters under discussion with federal, state, local or foreign authorities relating to any additional taxes or assessments against Seller. All taxes and other assessments and levies which Seller is or has been required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are properly held by Seller for such payment. All contributions and payments for workers’ compensation, unemployment compensation, and the like which Seller has been required by law to make or pay have been duly made or paid.

K. Employee Benefit Plans. Seller has no written union contracts, employment contracts, consulting agreements, severance agreements or any other binding agreements relating to the employment of any of its employees, or any pension, retirement, profit- sharing, incentive compensation, bonus, option or other benefit plans. All material reports and information with respect to all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), required by law to be filed with the United States Department of Labor or the Internal Revenue Service by Seller, or to be distributed by Seller to plan participants or their beneficiaries, have been filed or distributed. All employee benefit plans of Seller have been administered for the past three (3) years in accordance with all applicable laws and the documents governing such plans, in each case in all material respects; all reports and filings are complete and accurate in all material respects; and all actuarial reports with respect to such plans, if any, are complete and accurate in all material respects. Seller does not maintain any “employee pension plan” as defined in Section 3(2) of ERISA. At the Closing Date, no transaction shall have occurred in connection with which Seller would reasonably be expected to be subject to a civil penalty pursuant to Section 502(i) of ERISA or which would constitute a prohibited transaction or a “reportable event” under ERISA or be subject to a tax imposed under Section 4975 of the Code. Seller neither contributes to, nor is under any obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

L. Contracts and Agreements. Except as is set forth on Schedule 7(L), Seller is not a party to a contract or agreement (whether written or oral), not cancelable without penalty or premium upon not more than thirty (30) days’ notice.

M. Overtime, Back Wages, Vacation and Minimum Wages. No present or former employee of Seller has any valid and enforceable claim (whether under federal or state law) under any employment agreement, or otherwise, on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve (12) months; or (iv) any violation in any material respect of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

N. Discrimination, Occupational Safety and Other Statutes and Regulations. During the past three (3) years through the date hereof, no persons or parties (including but not limited to, governmental agencies of any kind) have asserted any written claim, or, to the best of Seller’s knowledge, oral claim arising out of any purported breach or violation by Seller of any applicable statute, ordinance or regulation relating to discrimination in employment or employment practices of occupational safety and health standards (including, without limitation, The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act of 1990, as amended).

O. Workers’ Compensation. Set forth in Schedule 7(O) hereto is a description of the history of the experience of Seller during the past three (3) years with respect to all workers’ compensation claims.

P. Patents, Tradenames and Trademarks. The term “Intellectual Property” means all patents and patent applications, trade names, trademarks, copyrights and trade secrets and any registrations (issued or pending) for any of the foregoing. None of the past or present employees, officers, directors, or shareholders of Seller has any rights in any Intellectual Property that is currently used by Seller or the Business. Except for non-exclusive licenses granted in the ordinary course of business in connection with the purchase or sale of goods and services by or to Seller, Seller (i) has not granted any outstanding license or other rights to Intellectual Property owned by or licensed to it, and is not liable, and (ii) has not made any contract or arrangement whereby it would reasonably be expected to become liable, to any person for any royalty or other compensation for the use of any Intellectual Property. To the best of Seller’s knowledge, the Business does not infringe any Intellectual Property rights of others. Seller has the right to use all of the names, slogans, trade names and trademarks it employs in connection with the Business, as it currently uses them.

Q. Equity Investments. Except as set forth on Schedule 7(Q), Seller does not own beneficially or of record, directly or indirectly: (i) any shares of capital stock or securities convertible into capital stock of any other corporation; or (ii) any participating interest in any partnership, joint venture or other business enterprise.

R. Insurance Policies. Schedule 7(R) hereto contains a complete and accurate list of each insurance policy currently providing coverage for the Purchased Assets or the Business. Complete and accurate copies of such policies have been delivered to Buyer.

S. Finders’ Fee. Seller does not owe any brokerage fees, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

T. Business Relations. As of the date hereof, Seller has not received any written, or to the best knowledge of Seller, oral notification that the Seller’s business relationship with any customer, sales representative, employee, dealer or supplier would be adversely affected by the transaction contemplated hereunder.

U. Employment Matters. There are not any pending or threatened labor disputes, strikes or concerted work stoppages against Seller, and to the best of Seller’s knowledge, there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any employees of Seller and, to the best of Seller’s knowledge, no employee of Seller is represented by a labor union or association and no union organization campaign or representation petition is pending or threatened. Seller is in compliance in all material respects with all applicable laws relating to the employment of labor, including but not limited to labor and employment practices, terms and conditions of employment, employee classification, overtime pay, FLSA compliance, non-discrimination, non-retaliation, wages and hours, employee leave, recordkeeping, payroll documents, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other taxes, and the full payment of all required social security contributions and taxes, and Seller is not in violation in any material respect of any law concerning retention or classification of independent contractors. To the best of Seller’s knowledge, no employee of Seller is subject to a non-competition, non-solicitation, confidentiality, proprietary rights or other contract that would prevent such individual from accepting employment with Buyer after the Closing Date.

V. No Other Representations.

(i) Except for the representations and warranties contained in this Section 7, none of the Seller or any other person or entity, including without limitation, any equity holder of Seller, has made or makes any other express representation or warranty or any implied representation or warranty, either written or oral, on behalf of Seller or with respect to Seller, the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, all of which are hereby disclaimed. Without limiting the generality of the foregoing, none of the Seller or any other person or entity, including, without limitation, any equity holder of Seller, has made or makes any representation or warranty (1) as to the accuracy or completeness of any information regarding Seller or the Business furnished or made available to Buyer or (2) with respect to any financial projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of Seller or the Business. Notwithstanding the foregoing, this Section 7(V)(i) shall in no way affect, impair, limit, diminish or prevent Buyer’s rights with respect to Seller’s own Fraud.

(ii) No representation or warranty made by the Seller in this Agreement, when read together with the Disclosure Schedules in their entirety, contains, as of the date hereof, to the best of Seller’s knowledge, any untrue statement of material fact or omits to state a material fact required to make the statements made herein not misleading, in light of the circumstances under which they were made.

8. Covenants of Seller. Seller hereby covenants with Buyer as follows:

A. Access to Information From the date hereof until Closing, Seller shall provide Buyer and Buyer’s representatives (including legal counsel, accountants, and lenders) with reasonable access during normal business hours, upon reasonable advance written request, to all of Seller’s books and records (financial or otherwise), contracts, and properties relating to the Business and in a manner so as not to interfere with the normal business operations of the Business or Seller; provided that Seller shall not be required to provide access to or furnish records or information that are subject to any legal privilege that would be impaired by such disclosure or the disclosure of which is restricted by applicable law.

B. Conduct of the Business Until Closing. From the date hereof until Closing, except for actions taken with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) or those matters set forth on Schedule 8(B), Seller shall conduct the Business in the ordinary course, and will use its commercially reasonable efforts to keep its business organization intact, to keep available the services of its present employees, and to preserve the goodwill of its customers, suppliers, and others having business relations with it. Seller will not take any intentional action, or willful omission that materially adversely affects the ongoing operation of the Business.

C. Maintenance of the Assets. From the date hereof until Closing, Seller shall maintain the Purchased Assets in customary repair, order, and condition, reasonable wear and tear excepted.

D. Creation of Liabilities, Obligations or Liens. From the date hereof until Closing, Seller shall not (i) create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for any reason whatsoever, except in the ordinary course of business, or (ii) incur or suffer the incurrence of any lien or other encumbrance on any Purchased Asset (other than Permitted Liens).

E. Notification of Buyer. From the date hereof until Closing, Seller shall promptly notify Buyer, in writing, of any threatened lawsuit, claim, or any adverse change, or any projected or threatened adverse change in its financial position, the Purchased Assets or the Business, in each case which would be material to the Business.

F. Insurance. Through the Closing Date, Seller shall maintain insurance coverage on the Purchased Assets and the Business of the same types and in the same amounts as were in force on September 30, 2020.

G. Seller’s Restrictive Covenants. Seller shall not, for a period of five (5) years beginning on the Closing Date, (i) operate, anywhere in the United States of America, a business that is competitive with the Business; (ii) engage or employ, or solicit or contact with a view to engage or employ, any person who is an officer; director; or employee of Buyer or any of its Affiliates on or after the Closing Date (it being understood that Robert Mighell will continue to serve on the Seller’s board for a period of time after closing to assist in shareholder and creditor communication and other wind-up tasks); or (iii) on behalf of itself or any other natural person or entity, canvass; solicit; approach; or entice away or cause to be canvassed; solicited; approached; or enticed away from Buyer or its Affiliates any person that is a customer or supplier of Buyer or any of its Affiliates after the Closing Date. Notwithstanding the restrictions above, Seller may own or hold any passive, beneficial interest in up to five percent (5%) of the voting securities in any corporation, partnership or other business entity that engages in a business that competes with Buyer within the geographic area described above, so long as Seller does not have the power (directly or indirectly) to control or direct such entity. For purposes of this Section 8(G), “Affiliates” means (i) with respect to an entity, any person who directly or indirectly controls, is controlled by, or is under common control with, the specified entity; and (ii) with respect to a natural person, the spouse, siblings, ancestors, descendants, legal representative(s) and guardian(s) of the specified natural person. For purposes of the preceding sentence, “control” of an entity means possession, directly or indirectly (through one or more intermediaries or other means), of the power to direct or cause the direction of management and policies of that entity through the ownership of voting securities (or any other interest or interests), contract or other means. Seller acknowledges that any violation or breach of this restrictive covenant will result in irreparable harm to Buyer and that, therefore, Buyer shall be entitled to enjoin such violation or breach and any further violation or breach, which remedy shall be cumulative and in addition to any other remedies to which Buyer may be entitled. Seller further agrees that Buyer will be entitled to an injunction without proving actual damages, and acknowledges that a $2,000.00 bond is a reasonable amount for a bond.

H. Employment Matters. All wages, bonuses and other compensation due, if any, and payable as of the Closing Date to present and former employees and contractors who provide, and have provided, services to Seller shall have been paid in full to such employees and contractors at or prior to the Closing.

I. Further Assurances. Seller shall execute and deliver to Buyer any and all documents, instruments and agreements reasonably requested by Buyer in addition to those expressly provided for herein that may be necessary or appropriate to effectuate the provisions of this Agreement and the other documents to be delivered in connection herewith, whether on or after the Closing Date. Seller agrees to consummate the transactions contemplated hereby as soon as practicable following the satisfaction (or waiver by Buyer) of the conditions set forth in Section 12(A) hereof.

J. Agreement to Hold. Seller covenants to hold One Hundred Percent (100%) of the Stock Purchase Price for a period of One Hundred Eighty (180) days after Closing and further covenants to hold Twenty Percent (20%) of the Stock Purchase Price for Three Hundred Sixty-Five (365) days after Closing (each “Reserved Shares”), subject to (i) reduction for any Reserved Shares paid over to Buyer to settle indemnification claims and (ii) transfers permitted by the Board of Directors of the Buyer or as other contemplated by this Agreement.

K. Payments. Seller shall promptly pay or deliver to Buyer (or its designated Affiliate) any monies or checks that have been sent to Seller or its Affiliates after the Closing Date to the extent they are in respect of a Purchased Asset or Assumed Liability.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following representations and warranties are true and correct on the date of this Agreement and will be true and correct as of the Closing Date:

A. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, and has the power and authority to carry on its businesses as now conducted and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of such jurisdiction.

B. Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereunder do not violate the terms or conditions of (1) Buyer’s Articles of Incorporation or bylaws, (2) any judicial or administrative order or process, or (3) any agreement or instrument to which Buyer is a party or by which it is bound, except in the case of subclauses (2) and (3), any such violation that would not, individually or in the aggregate, be material to the Buyer, taken as a whole. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary actions including approval by Buyer’s shareholders, if necessary. This Agreement, upon execution by Buyer, is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforceability Limitations.

C. Finders’ Fee. Buyer has not dealt with any broker or finder or incurred any liability for brokerage fees, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

D. Buyer Common Shares. Upon issuance in accordance with this Agreement, the Buyer Common Stock will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Liens (other than restrictions on transferability under applicable securities laws and the restrictions expressly set forth in this Agreement).

E. Sufficient Cash. Buyer has sufficient resources to pay the Cash Purchase Price to be paid hereunder at the Closing.

F. Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 7; and (b) neither Seller nor any other person, including, without limitation, any equity holder of Seller, has made any representation or warranty as to Seller, the Business, the Purchased Assets, this Agreement or the transactions contemplated hereby, except as expressly set forth in Section 7.

10. Covenants of Buyer.

A. Further Assurances. Buyer shall execute and deliver to Seller any and all documents, instruments and agreements reasonably requested by Seller in addition to those expressly provided for herein that may be necessary or appropriate to effectuate the provisions of this Agreement and the other documents to be delivered in connection herewith, whether on or after the Closing Date. Buyer agrees to consummate the transactions contemplated hereby as soon as practicable following the satisfaction (or waiver by Seller) of the conditions set forth in Section 12(B) hereof.

B. Pre-Closing Warranty Claims.

(i) Notwithstanding the terms of Section 2(B), at any time commencing on or after the Closing Date and ending on the third anniversary thereof (the “Warranty Period”), Buyer shall perform and discharge (as and when due), and comply with the terms of, any and all Pre-Closing Warranty Claims. Within thirty (30) days following the end of each calendar quarter during the Warranty Period, Buyer shall prepare a written report setting forth Buyer’s calculation of the actual costs and expenses incurred by Buyer in connection with its performance and discharge of any and all Pre-Closing Warranty Claims (the “Warranty Claim Amount”) during such calendar quarter, together with supporting documentation (collectively, the “Warranty Report”). Seller and its representatives shall have the right in accordance with Section 22 to access books and records of Buyer as may be required to verify the accuracy of any calculations relating to any Pre-Closing Warranty Claims set forth in the Warranty Report and the related Warranty Claim Amount. In the event Buyer does not deliver a Warranty Report for the corresponding calendar quarter, Buyer shall not be entitled to recover any amounts for Pre-Closing Warranty Claims arising during such calendar quarter.

(ii) If Seller disputes any portion of the Warranty Claim Amount set forth in the Warranty Report, it may deliver within thirty (30) days following Buyer’s delivery of a Warranty Report a written notice (the “Warranty Objection Notice) to Buyer setting forth the basis and amount for any such dispute in reasonable detail, together with relating supporting documentation and calculations. Buyer and Seller shall work in good faith to resolve any such dispute as soon as reasonably practicable following delivery of the Warranty Objection Notice. In the event that Buyer and Seller are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days (and do not choose to mutually agree in writing to extend such period of negotiations), either party hereto may submit such dispute to arbitration in accordance with Section 11(G), which provision is hereby incorporated by reference, mutatis mutandis.

(iii) Within thirty (30) days following the final determination of the Warranty Claim Amount, Seller shall deliver to Buyer, at its discretion, (1) an amount in cash equal to the Warranty Claim Amount via wire transfer of immediately available funds to an account designated by Buyer in writing at least one (1) business day prior to the relevant payment date or (2) that number of shares of Buyer Common Stock equal to the quotient of (x) the Warranty Claim Amount divided by (y) the Buyer Common Stock FMV. For purposes of this Agreement, “Buyer Common Stock FMV” means the greater of (A) the Buyer Common Stock Price Per Share as of the Closing and (B) the Buyer Common Stock Price Per Share, as calculated as of the day immediately prior to the date on which Seller is to deliver such Buyer Common Stock in accordance with this Section 10(B)(iii).

C. Rule 144 Covenant. Buyer shall file the reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder (or, if Buyer is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144 or 144A under the Securities Act), and Buyer will take any such further action as reasonably requested by Seller to the extent required from time to time to enable the holders of the Buyer Common Stock to sell such Buyer Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144 or 144A under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Securities and Exchange Commission (the “SEC”). Upon the reasonable request of a holder of Buyer Common Stock, Buyer will deliver to such holder a written statement as to whether Buyer has complied with such requirements and, if not, the specifics of any compliance deficits. Without limiting any other remedies available hereunder or otherwise, in the event that Buyer fails to comply with this Section 10(C) such that holders of Buyer Common Stock are unable to transfer shares of Buyer Common Stock pursuant to Rules 144 or 144A under the Securities Act, as such rules may be amended from time to time, Buyer shall (A) file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after such filing, a registration statement on Form S-1 or Form S-3 covering the resale on a continuous basis of all of the shares of Buyer Common Stock and (B) cooperate in a timely manner with the holders of such Buyer Common Stock to remove any restrictive legends or similar transfer instructions from such shares of Buyer Common Stock upon the registration of such shares of Buyer Common Stock or in the event that the shares of Buyer Common Stock are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

D. Payments. Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Seller (or its designated Affiliate) any monies or checks that have been sent to Buyer or its Affiliates (including the Business) after the Closing Date to the extent they are in respect of an Excluded Asset or Retained Liability.

E. Tax Characterization. The Asset Purchase, together with the subsequent liquidation of Seller pursuant to the conversion or merger into a limited liability company described in Section 14, is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3 of the Treasury Regulations. Buyer and Seller will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with such intent unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code). Buyer and Seller agree to treat Seller as the owner of the Reserved Shares for applicable income Tax purposes during the period that the Reserved Shares are held by Seller. Notwithstanding the foregoing, except as expressly set forth in this Section 10(E), neither Buyer nor Seller makes any representations or warranties regarding the tax treatment of the Asset Purchase or any of the other transactions or agreements contemplated hereby.

11. Indemnification.

A. Indemnification of Buyer. Subject to the limitations set forth below, Seller shall indemnify, and hold harmless, Buyer against any Buyer’s Damages (as hereinafter defined). “Buyer’s Damages”, as used herein, shall include any actions, demands, losses (which shall include any diminution in value), costs, expenses, liabilities, penalties, and damages, including reasonable counsel fees incurred in attempting to avoid the same or oppose the imposition thereof (provided that “Buyer’s Damages” shall not include punitive or treble damages, except to the extent actually paid to third parties in connection with a third party claim, or consequential damages that are not reasonably foreseeable), resulting to Buyer from: (i) any inaccurate representation made by Seller in this Agreement or in any certificate or document delivered in connection herewith; (ii) the breach of any warranty made by Seller in this Agreement or in any certificate or document delivered in connection herewith; (iii) a breach or default in the performance by Seller of any of the covenants to be performed by it hereunder; (iv) any Excluded Liabilities; (v) the Excluded Transfer Taxes or the imposition of any and all federal, state or local taxes arising out of, resulting from, or relating to Seller’s operation of the Business prior to the Closing Date; or (vi) Seller’s release, generation, treatment, transport, recycling or storage of any hazardous substance or arising out of or attributable to Seller’s arrangements for any of the foregoing.

B. Limitations on Indemnification of Buyer. The indemnification of Buyer provided for under Section 11(A)(i) and (ii) above shall be limited as set forth in this Section 11, including as follows:

(i) any claim for such indemnification shall be made on or before the close of business on the first (1st) anniversary of the Closing Date, except that a claim for such indemnification relating to Seller’s own Fraud (including, without limitation, any Post-Restricted Period Fraud Claims (as defined below)) or a breach of the representations and warranties contained in Section 7(J) may be made until the expiration of the longest period of limitations applicable to the matters represented therein (and for the avoidance of doubt, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties). For purposes of this Agreement, “Post-Restricted Period Fraud Claims” means any claim for indemnification by Buyer under Section 11(A)(i) and (ii) arising from Seller’s own Fraud, which Buyer makes after the first (1st) anniversary of the Closing Date, but subject to the statute of limitations set forth in this Section 11(B)(i).

(ii) Seller’s aggregate liability for indemnification shall not exceed an amount equal to $1,000,000, provided that (1) the aggregate liability for breaches of Fundamental Representations (as defined below) shall not exceed the Asset Purchase Price and (2) the aggregate liability for Seller’s own Fraud shall not be limited. For purposes of this Agreement, (x) “Fundamental Representations” means those representations and warranties set forth in Section 7(A), Section 7(B)(i), Section 7(D) and Section 7(S), and (y) “Fraud” means, with respect to any party, such party’s actual and intentional fraud with respect to the making of representations and warranties herein.

(iii) Seller shall not be liable for Buyer’s Damages until the aggregate amount thereof exceeds the sum of Fifty Thousand and 00/100 Dollars ($50,000.00), whereupon Seller shall be liable for the full amount of such damages (subject to the limitation described in Section 11(B)(ii)).

C. Indemnification of Seller. Buyer shall indemnify, and hold harmless, Seller at all times from and after the Closing Date, against any Seller’s Damages (as hereinafter defined). “Seller’s Damages”, as used herein, shall include any actions, demands, losses (which shall include diminution in value), costs, expenses, liabilities, penalties, and damages, including reasonable counsel fees incurred in attempting to avoid the same or oppose the imposition thereof (provided that “Seller’s Damages” shall not include punitive or treble damages, except to the extent actually paid to third parties in connection with a third party claim, or consequential damages that are not reasonably foreseeable), resulting to Seller from: (i) any inaccurate representation made by Buyer in this Agreement or in any certificate delivered in connection herewith; (ii) the breach of any warranty made by Buyer in this Agreement or in any certificate delivered in connection herewith; (iii) a breach or default in the performance by Buyer of any of the covenants to be performed by it hereunder; or (iv) any Assumed Liabilities.

D. Notice; Right to Defend. Each of the parties agrees to promptly notify the other parties in writing of the amount and nature of any claim a party may have for indemnification under this Agreement. In the event of the assertion by any third party of any liability or claim with respect to which a party (the “Indemnitee”) is entitled to indemnification hereunder, the other party or parties (the “Indemnitor”) shall have the right to compromise or defend any such asserted liability; provided, however that the Indemnitor shall indemnify the Indemnitee against any Seller’s Damages or Buyer’s Damages, as the case may be, resulting from the Indemnitor’s failure to pay any such liability as may finally be determined. No Indemnitee shall agree to any compromise or settlement of, or the entry of any judgment arising from any third party claim without the prior written consent of the Indemnitor. Upon payment of indemnification by the Indemnitor, the Indemnitee shall assign to the Indemnitor all of the Indemnitee’s rights against any applicable account debtor or other responsible party to the extent of the indemnification payment. Following the delivery by the Indemnitee to the Indemnitor of written notice of a claim under this Section 11, whether a direct claim or third party claim, the Indemnitor and its representatives, at the cost of such Indemnitor, shall be given reasonable access (including electronic access, to the extent available) during business hours as they may reasonably require to the books and records of Buyer and reasonable access to such personnel of Buyer, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in such notice.

E. General Limitations on Right of Recovery. Without limiting any other provisions set forth herein, including, without limitation, Section 11(B):

(i) Except in the case of Seller’s own Fraud, in no event shall Seller’s aggregate liability for indemnification under this Agreement exceed the Asset Purchase Price;

(ii) any Buyer’s Damages shall be calculated net of actual recoveries received by or on behalf of Buyer under insurance policies, indemnification payments and other third-party recoveries to which a Buyer is entitled (net of any actual costs of recovery or collection, deductibles, and retroactive premium adjustments);

(iii) The amount of any Buyer’s Damages shall be reduced by the amount of any Tax Benefit (as defined below) realized by Buyer in connection with such Buyer’s Damages. For purposes of this Agreement, “Tax Benefit” means any tax refund or reduction in tax liability of Buyer attributable to Buyer’s Damages, calculated on a with-and-without basis;

(iv) If any Buyer’s Damages are recovered by Buyer through the actual payment to Buyer, the same amount of such Buyer’s Damages may not be recovered again by Buyer by reason of such Buyer’s Damages being subject to indemnification under more than one provision of this Agreement;

(v) Buyer shall use its commercially reasonable efforts to mitigate all Buyer’s Damages in respect of which Buyer may be entitled to indemnification pursuant to this Section 11.

F. Procedure for Recovery. Any of Seller’s indemnification obligations under this Section 11 may be satisfied, at its discretion, by (i) transferring back to Buyer a number of the Reserved Shares, or fraction thereof, equal to the quotient of (1) Buyer’s Damages divided by (2) the Buyer Common Stock FMV or (ii) payment in cash in an amount equal to Buyer’s Damages via wire transfer of immediately available funds to an account designated by Buyer in writing at least one (1) business day prior to the relevant payment date.

G. Arbitration Procedure. In the event an Indemnitor delivers a written objection to a notice of indemnification provided by an Indemnitee pursuant to Section 11(D), the Indemnitee shall promptly commence an arbitration action for the purpose of adjudicating the indemnification claim objected to. The arbitration shall be conducted by and in accordance with the rules of the American Arbitration Association or another arbitral body selected by the parties. The determination of the arbitrator shall be final and absolute. Judgment on an award of the arbitrator may be entered by any court of competent jurisdiction. Court costs and the arbitrators’ compensation shall be assessed and paid in inverse proportion to the amounts awarded to each of the parties.

H. Exclusive Remedies. From and after the Closing, except with respect to (i) any claims involving, arising out of or resulting from Seller’s own Fraud, or (ii) claims for specific performance, injunctive or other equitable relief, the sole and exclusive remedy of the parties to this Agreement for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Section 11.

I. Mighell Guaranty. Robert Mighell guarantees to the Buyer the due and punctual performance of Seller’s indemnification obligations hereunder in respect of, and only in respect of, Post-Restricted Period Fraud Claims; provided, however, that Robert Mighell’s guaranty hereunder shall expire on the earlier of (i) the statute of limitations set forth in Section 11(B)(i) or (ii) the third (3rd) anniversary of the Closing Date.

12. Conditions of Closing.

A. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following conditions:

(i) all representations and warranties of Seller contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time;

(ii) Seller shall have performed and complied with all obligations and covenants required by this Agreement to have been performed or complied with in all material respects prior to or on the Closing Date; and

(iii) Seller shall have secured consents of the third parties set forth on Schedule 12(A).

B. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to satisfaction (or waiver by Seller) at or prior to the Closing of the following conditions:

(i) all representations and warranties of Buyer contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time;

(ii) Buyer shall have performed and complied with all obligations and covenants required by this Agreement to have been performed or complied with in all material respects prior to or on the Closing Date; and

(iii) Buyer shall have delivered the Cash Purchase Price and a stock certificate representing the Stock Purchase Price to Seller in accordance with the terms hereof.

In the event that any of the foregoing conditions are not satisfied (or waived by the party or parties whose obligations are conditioned upon such satisfaction) on or before February 26, 2021, this Agreement shall be void, and none of Buyer or Seller shall have any further rights or obligations to one another hereunder.

13. Reserved.

14. Change of Name. Commencing on the Closing Date, Seller shall cease all use of the name “Tilting Motor Works,” except with respect to the collection of accounts receivable generated by Seller prior to the Closing Date or as required to wind down the Business as conducted by Seller. Seller anticipates that it will promptly (not more than ninety (90) days following the Closing Date) convert or merge into a limited liability company and at the time of such transaction it will change its name to a name which does not include any variation of “Tilting Motor Works”.

15. Publicity. Unless advised by legal counsel that disclosure is necessary under applicable law, neither Seller nor Buyer shall issue, or permit any of its respective directors, officers, employees, agents or affiliates to issue, any press release or other public announcement to the press, or make any unnecessary public disclosure with respect to this Agreement or the transactions contemplated hereby until the transaction shall be closed. After the Closing Date, Buyer shall issue such press releases or other public announcements regarding the transaction as it shall determine (provided that Buyer shall provide a draft of any such press release or public announcement to Seller reasonably in advance and consider in good faith any comments provided thereto by Seller), and Seller shall not issue any such press releases or public announcements regarding the transaction without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

16. No Solicitation. Unless this Agreement shall be terminated, Seller shall not (and shall cause its shareholders not to) solicit or accept from any other person or entity any offer or expression of interest in or with respect to an acquisition, combination or similar transaction involving the Business or substantially all of Seller’s assets or stock.

17. Damage of Assets. Should the Purchased Assets or any material portion thereof be substantially damaged or destroyed prior to the Closing, then Buyer may, at Buyer’s option, (i) elect to continue this Agreement in full force and effect, in which case Seller shall forthwith assign to Buyer all rights of Seller to the insurance recovery due by reason of said damage and the purchase price shall be reduced by the difference between the insurance proceeds paid and the cost to repair the Purchased Assets to their condition immediately prior to such damage or destruction; or (ii) elect to rescind and void this Agreement, and thereupon there shall be returned to Buyer all money, papers or documents deposited by Buyer, and there shall be returned to Seller all papers or documents deposited by Seller. After the Closing, the risk of loss shall be and is assumed by Buyer. There shall be no proration of insurance.

18. Expenses. Except as otherwise explicitly set forth herein, each party shall pay her, his or its own costs and expenses, including attorney’s fees, incurred in connection with this Agreement and the transactions described herein. However, upon a successful consummation of this transaction, any post-Closing Seller financial audit shall be paid by Buyer (the “Post-Closing Financial Audit Cost”).

19. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.

20. Amendment and Waiver. This Agreement may not be amended, modified or supplemented in any manner, and no provision of this Agreement may be waived, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth in this Agreement.

21. Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given if (A) delivered by hand or mailed by registered mail or certified mail, return receipt requested or by a nationally recognized overnight courier, or (B) sent by electronic mail (to the extent no bounce-back confirmation is received) to the appropriate party at the following address or e-mail address (or such other address or e-mail address for a party as shall be specified by notice pursuant hereto):

If to Seller prior to the Closing, to:

Tilting Motor Works, Inc.

Attn: Robert S. Mighell

E-mail: bob@tiltingmotorworks.com

1824 Bickford Ave., Ste. C

Snohomish, WA 98290

With copy to:

Perkins Coie LLP

Attn: Troy Hickman

E-mail: THickman@perkinscoie.com

1201 3rd Avenue, Suite 4900

Seattle, WA 98101

If to Seller at or following the Closing, to:

Tilting Motor Works, Inc.

Attn: Tom Broetje

E-mail: tbroetje@cfoselections.com

17007 102nd Avenue NE

Bothell, WA 98011

With copy to:

Perkins Coie LLP

Attn: Troy Hickman

1201 3rd Avenue, Suite 4900

Seattle, WA 98101

If to Buyer, to:

Arcimoto, Inc.

Attn: Mark Frohnmayer

2034 West 2nd Avenue

Eugene, OR 97402

With a copy to:

Nelson Mullins Riley & Scarborough

Attn: David Mannheim

4140 Parklake Ave., 2d Floor

Raleigh, NC 27612

22. Seller’s Access to Records. Buyer agrees that, upon reasonable notice and during regular business hours, until the longer of the period required by applicable law or six (6) years following the Closing Date, Buyer will retain books and records relating to the Business with respect to periods prior to the Closing, and Seller and its representatives shall be provided with access to the business, accounting, and tax records and reports relating to the Purchased Assets being purchased and sold hereunder, and Seller and its representatives shall have the right to copy such records and reports for any lawful purpose, including, without limitation, in connection with the matters contemplated by Section 10(B) and Section 11(D).

23. Choice of Law. It is the intention of the parties that the laws of the State of Oregon shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder.

24. Submission to Jurisdiction. Subject to Section 11(G), each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns shall be brought in the courts of the State of Oregon, County of Lane, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Oregon, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties agree any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to the convenience of forum. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

25. Plain Meaning. Each party hereto, together with his, her or its respective legal counsel has reviewed this Agreement and negotiated the terms hereof, and agrees that each provision hereof is to be given its plain meaning. Each party agrees that if any issue arises as to the meaning or construction of any word, phrase or provision hereof, that no party shall be entitled to the benefit of the principles of the construction and interpretation of contracts of written instruments that provide that any ambiguity is to be construed in favor of the party who did not draft the disputed word, phrase or provision.

26. Construction of Terms. Any reference herein to the masculine shall include the feminine or neuter wherever the context requires, and any reference herein to the singular or plural may be construed as plural or singular wherever the context requires. The headings of the sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes. Any reference herein to a “person” means any natural person or entity, and any reference herein to an “entity” means any corporation, partnership, joint venture, limited liability company, unincorporated association, governmental entity or body, trust, estate or other entity, business enterprise or organization. The term “Seller’s knowledge” (or equivalent) means the actual knowledge of each of Robert Mighell and Tom Broetje.

27. Binding Effect and Severability. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be binding upon, Seller and Buyer and their respective successors and permitted assigns. In the event that any of the provisions of this Agreement are determined to be invalid or unenforceable, the same shall be severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision of this Agreement shall be determined to be invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures, and any electronic execution of signatures, including, without limitation, via DocuSign, shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the day and year first written above.

SELLER:

TILTING MOTOR WORKS, INC., a Washington corporation

By:	/s/ Robert Mighell
Printed Name: Robert S. Mighell
Title: Chief Executive Officer

Acknowledged and Agreed
(for purposes of Section 11(I) hereof):

/s/ Robert Mighell
Printed Name: Robert S. Mighell, in his individual capacity

BUYER:

ARCIMOTO, INC., an Oregon corporation

By:	Mark Frohnmayer
Printed Name: Mark Frohnmayer
Title: Chairman and Chief Executive Officer

Exhibit 1.1 Excluded Assets

Exhibit 1.2 Items Specifically Included in Purchased Assets

Exhibit 2 Assumed Liabilities

Exhibit 2(H) Debts to be Paid in Full at Closing

Exhibit 6(B)(ii) Employment Agreement

Exhibit 6(B)(viii) Estoppel Certificate

DISCLOSURE SCHEDULES

to the

ASSET PURCHASE AGREEMENT

dated as of January 22, 2021

These Disclosure Schedules are made and given pursuant to Section 7 of the Asset Purchase Agreement, dated as of January 22, 2021 (the “Agreement”), among Tilting Motor Works, Inc., a Washington corporation (the “Seller”), Arcimoto, Inc., an Oregon corporation (“Buyer”) and, for purposes of Section 11(I), Robert S. Mighell. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in these Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in these Disclosure Schedules (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. These Disclosure Schedules include brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Buyer or its counsel.

Schedule 7(B) – Authority; No Conflict.

Schedule 7(C) – Financial Statements

Schedule 7(D) – Title to Assets; Completeness of Transfer

Schedule 7(E) – Contracts

Schedule 7(J) – Taxes; Contributions

Schedule 7(K) – Employee Benefit Plans

Schedule 7(L) – Contracts and Agreements

Schedule 7(O) – Workers’ Compensation

Schedule 7(P) – Patents, Tradenames and Trademarks

Schedule 7(Q) – Equity Investments

Schedule 7(R) – Insurance Policies

Schedule 7(U) – Employment Matters